Exhibit 99.1

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Email:HKNinquiries@ctaintegrated.com
www.hkninc.com

HKN, Inc.

For Immediate Release

HKN Announces Amendment to its Rights Agreement

Dallas, Texas – April 4, 2008 – HKN, Inc. (AMEX: HKN) (“HKN”) announced today that it has amended its existing Rights Agreement to extend the final expiration dates of the rights issued thereunder from April 6, 2008 to April 6, 2018.

The Rights Agreement was originally entered into on April 6, 1998 and declared a dividend of one Right per share of Common Stock to holders of record on April 17, 1998.  Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Preferred Stock of HKN.  The Rights are attached to all shares of Common Stock outstanding, and no separate certificates evidencing the Rights have been distributed.  The Rights will become exercisable and separate from the Common Stock only if a person or group acquires beneficial ownership of 15% or more of HKN’s common stock or commences a tender or exchange offer to acquire a total of 15% or more of the Company’s common stock.

HKN, Inc. is an independent energy company engaged both in the development and production of crude oil, natural gas and coalbed methane assets and in the active management of investments in energy industry securities and futures traded on domestic and international securities exchanges Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to HKNinquiries@ctaintegrated.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.   Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on February 21, 2008. HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.